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                                                                    EXHIBIT 23.3



CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Psychiatric Solutions, Inc. on Form S-4 of our report dated March 14, 2003, (April 8, 2003 as to Note 19) related to the consolidated financial statements of Ramsay Youth Services, Inc. and subsidiaries, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in Ramsay's method of accounting for goodwill and other intangible assets, effective January 1, 2002), appearing in Amendment No. 2 to Registration Statement No. 333-110206 of Psychiatric Solutions, Inc. on Form S-2 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP


Miami, Florida
August 4, 2005